EXHIBIT 15.1



The Stockholders and Board of Directors
State Street Corporation


We are aware of the incorporation by reference in the Registration Statement on Form S-8 of State Street Corporation pertaining to the Investors Fiduciary Trust Company Investment Savings Plan of our reports dated April 11, 1997 and July 14, 1997 relating to the unaudited consolidated interim financial statements of State Street Corporation that are included in its Forms 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933, our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                        /s/ ERNST & YOUNG LLP

                                        ERNST & YOUNG LLP


Boston, Massachusetts
September 24, 1997